Service Agreement

This Services Agreement ("Agreement"), is made and entered into this 2nd day of November 2022 between **LANKEM TEA & RUBBER PLANTATIONS (PRIVATE) LIMITED** a Sri Lanka based Company registered under the Companies Act No. 07 2007 bearing registration No. 8725 having its principal place of business at 53 1/1 Sir Baron Jayathilake, Mawatha, Colombo 1, Sri Lanka (hereinafter " Lankem Tea & Rubber Plantations (PVT) LTD " and **RAPTOR 300 INC.** with its principal place of business at 41,River Terrace , 3906,New York, NY 10282,USA having employer identification number 82-1261377 (hereinafter "Raptor").

WHEREAS:

A. Lankem Tea & Rubber Plantations (PVT) LTD has requested Raptor to provide aerial spraying services across its tea plantations in Sri Lanka up to a maximum limit of 60,000 hectares per annum leveraging Raptor's robotic aircraft.

B. Raptor is interested in providing these services and Lankem Tea & Rubber Plantations (Pvt) Ltd desires to obtain these services in accordance with the terms and conditions set forth in this Agreement and as described in the applicable Statement of Work made subject to this Agreement ("Statement of Work").

THEREFORE, IT IS AGREED:

1. Scope of Work: The services to be performed by Raptor (the "Work") as well as the estimated duration of the services to be performed shall be detailed in the Statement of Work attached hereto and incorporated herein by reference. Raptor shall provide such services to the best of Raptor's ability, skill and knowledge. The Statement of Work can only be modified by written agreement, signed by both parties. The Parties acknowledge that any changes to the Statement of Work will be upon mutual agreement between the parties

2. *Raptor's* Obligations:

(a) Raptor agrees to provide aerial spraying with robotic aircraft commencing on the effective date for the period as described in the applicable Statement of Work.

(b) Services will be provided in accordance with the provisions of this Agreement and the applicable Statement of Work and such services will be paid for as specified in the applicable Statement of Work.

(c) This Agreement is for the services of Raptor, its employees or itsconsultants/contractors.

3. Non-Solicitation: Lankem Tea & Rubber Plantations (Pvt.) Ltd agrees that Raptor has expended significant resources and expense in developing this cutting edge service, which is of significant value. Lankem Tea & Rubber Plantations (PVT) LTD agrees that during the term of this Agreement and for six (6) consecutive months after the termination of this Agreement or the final completion of Services by any Raptor employees/contractors, Lankem Tea & Rubber Plantations (PVT) LTD shall not directly or through any other person or entity:

(a) Divert, solicit, encourage or cause any of Raptors Employees/Contractors (who worked for Lankem Tea & Rubber Plantations (Pvt.) Ltd at any time) to leave employment ofRaptor.

(b) Solicit, contract, hire or offer employment to any person who are employed or contracted by Raptor or its affiliates during the term of this Agreement, and who are in any ways related to the performance of Services hereunder.

4. Warranty Disclaimer and Liability Limitation:

except as otherwise expressly provided in this agreement, neither party makes any other warranty with respect to subject matter of this agreement and hereby disclaims all other warranties, whether express, implied or by operation of law, course of dealing or trade use, including but not limited to implied warranties of merchantability, fitness for a particular purpose and non infringement. raptor is not responsible for any crop or environmental damage caused by any crop application of fertilizer or chemicals provided by Lankem Tea & Rubber plantations (Pvt.) Ltd . The parties agree and understand that their exclusive remedies for any breach of this agreement shall be termination as otherwise provided herein. under no circumstances, either party shall be liable with respect to its obligations

under this agreement for any consequential, exemplary, punitive, special or incidental damages, including but not limited to loss of data, plantation, lost profits, loss of goodwill and any and all other commercial damages, even if such party has been advised of such damages.

5. Confidentiality:

(a) All notes, designs, drawings, and technical data developed under this Agreement will become, and remain the property of Raptor, and Raptor will have the right to use such notes, designs, drawings, and technical data

Raptor will not disclose to others for use or for its own purposes any financial data, or other confidential or proprietary information obtained from Lankem Tea & Rubber Plantations (Pvt) Ltd as a result of work performed under this Agreement without prior written authorization from Lankem Tea & Rubber Plantations (Pvt) Ltd.

(c) Lankem Tea & Rubber Plantations (Pvt.) Ltd. agrees not to disclose any confidential information of Raptor, including pricing and the terms of this Agreement, without the written consent of Raptor.

(d) All work performed under this Agreement, and all materials, products, and items to be produced by Raptor under this Agreement (whether or not such work is completed) shall be deemed to be intellectual property of Raptor.

6. Invoicing/Terms of Payment/ Fees:

(a) Raptor shall submit invoices on a monthly basis. Lankem Tea & Rubber Plantations (Pvt.) Ltd will pay the invoices as per the payment terms set forth in the applicable Statement of Work.

(b) Lankem Tea & Rubber Plantations (Pvt.) Ltd will not be responsible for payment and compensation of Raptor's employees .

7. Term and Termination:

(a) This Agreement shall come into effect on the date mentioned in first page and shall remain in force for a period of 3 years or until the performance under all Statements of Work is completed or terminated, which ever is later.

(b) Termination by Raptor if Lankem Tea & Rubber Plantations (Pvt.) Ltd Materially Breaches: If Lankem Tea & Rubber Plantations (PVT) LTD materially breaches the Agreement and fails to cure the breach, Raptor shall, subject to section (d) below, be entitled to terminate this Agreement and the applicable Statement of Work and claim its compensatory, incidental and actual damages for the remaining term of the Agreement.

(c) Termination by Lankem Tea & Rubber Plantations (Pvt.) Ltd if Raptor Materially Breaches: If Raptor materially breaches the Agreement and fails to cure the breach, Lankem Tea & Rubber Plantations (Pvt.) Ltd. shall, subject to section (d) below, be entitled to terminate this Agreement and the applicable Statement of Work and claim reimbursement of any unearned fees.

(d) Notice and Cure: If either party materially breaches the terms in this Agreement or the Statement of Work, they must be notified of this breach by the other party in writing, and will have 45 days to rectify such breach. If they refuse or fail to rectify such breach within the 45 day period, the other party may terminate.

8. Indemnification:

Lankem Tea & Rubber Plantations (PVT) LTD hereby indemnifies and shall defend and hold harmless Raptor, its and their subsidiaries, affiliates, officers, directors, employees, agents and subcontractors from and against all liability, damages, loss, cost or expense, including but not limited expenses, arising out of or in connection with any breach or alleged breach of the Agreement.
Upon the assertion of any claim or the commencement of any suit or proceeding against an indemnities by any third party that may give rise to liability of an indemnitor hereunder, the indemnitee shall promptly notify the indemnitor of the existence of such a claim and shall give the indemnitor reasonable opportunity to defend and

settle the claim at its own expense and with counsel of its own selection. The indemnitee shall cooperate with the indemnitor, shall at all times have the full right to participate in such a defense at its own expense and shall not be obligated, against its consent, to participate in any settlement which it reasonably believes is not in its best interests.

9.Governing Law:

The rights and obligations under this agreement shall be governed by and construed in accordance with the laws of Sri Lanka without giving effect to any choice -of-law rules that may require the application of the laws of another jurisdiction.

10. Arbitration and Equitable Relief.

(a) Arbitration. The parties agree that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this agreement, shall be settled by arbitration to be held in Sri Lanka, under the auspices of a sole arbitrator in accordance with the SIAC rules then in effect of the Singapore International Arbitration Center. the arbitrator may grant injunctions or other relief in such dispute or controversy. the decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. judgment may be entered on the arbitrator's decision in any court having jurisdiction. each party shall pay one -half of the costs and expenses of such arbitration, and each party shall separately pay their respective counsel fees and expenses. the prevailing party shall be entitled to their attorneys fees and costs as part of any arbitration award. an arbitration award shall be enforceable by any Sri Lankan court or any other court of competent jurisdiction.

11. Force Majeure: Neither party will be liable to the other for failure to perform its obligation hereunder if and to the extent that such failure to perform results from causes beyond its control, including without limitation, strikes, lockouts, power failures or other industrial disturbances; civil disturbances; fires; acts of God; acts of public enemy; compliance with any regulations, order, or requirement of any governmental body or agency; or inability to obtain transportation or necessary materials in the open market.

12. Miscellaneous:

(a) This Agreement and all Statement of Works annexed hereto shall constitute the entire understanding between the parties with respect to the subject matter, and this Agreement shall supersede any and all previous written or oral agreements between the parties. In the event there is a conflict between any provisions of this Agreement and those of any Statement of Work annexed hereto, specific items contained in a Statement of Work will supersede this Agreement. This Agreement may be extended or amended only upon mutual written agreement of the parties.

(b) Each provision of the Agreement shall be considered severable such that if any one provision or clause conflicts with existing or future applicable law, or may not be given full effect because of such law, it shall not affect any other provision of the Agreement which can be given effect without conflicting provision or clause. To the extent there are any additional or different terms in any purchase order, invoice or other document exchanged between the parties, none of those terms will become part of the agreement between the parties and the terms of this Agreement shall control and govern.

All correspondence pertaining to this agreement including but not limited to Agreement copies, invoices, checks etc. should be sent to the address mentioned below: -

Lankem Tea and Rubber Plantations (Private) Limited
No.53 1/1,Sir Baron Jayathilaka Mawatha
Colombo 01.

Raptor300, Inc
41, River Terrace, # 3906, New York, NY 10282, USA

Both parties agree that they have read and understood the terms of this Agreement, had an opportunity to ask any questions and to seek the assistance of legal counsel regarding these terms, and is not relying upon any advice from the other party in this regard.

IN WITNESS WHEREOF, LANKEM TEA & RUBBER PLANTATIONS (PVT) LTD and RAPTOR 300 INC have each caused this Agreement to signed and delivered by its duly authorized officer or representative and place their seals as of the Effective Date.

Lankem Tea & Rubber Plantations (Private) Limited	**Raptor 300 Inc**
....	....
LANKEM TEA & RUBBER PLANTATIONS (PVT) LIMITED	Natraj Balasubramanian
....	.... Chairman & CEO
LANKEM TEA & RUBBER PLANTATIONS (PVT) LIMITED	

WITNESSESS

1. A K D P Maneesha (976102746V)	1. (INDRAJIT SAHA)
2. S M Gunarathna (715563622V)	2. (CHAMEDOU TUNKARA)

APPENDIX A

STATEMENT OF WORK

Date: 1st November 2022

This Statement of Work is effective as of 14 September 2022 and is executed and delivered pursuant to that certain Service Agreement by and between Raptor300 Inc and Lankem Tea & Rubber Plantations (Private) Limited dated as of 1st November 2022 (the Agreement").

Client	Lankem Tea & Rubber Plantations (Private) Limited
Project Start Date	1st November 2022
Description of Spraying Services	Lankem Tea & Rubber Plantations (Private) Limited agrees to engage Raptor's services to provide aerial spraying of Foliar, Copper and Micro nutrients. Lankem Tea & Rubber Plantations (Private) Limited also agrees to provide a Maximum of 15,000 hectares per quarter and 60,000 hectares per annum of aerial spraying services to Raptor. Lankem Tea & Rubber Plantations (Private) will submit Raptor300 its spraying plan by the 28th of the previous month. In addition, Raptor will ensure quality control and reporting of efficiency metrics, including path flown, plant coverage, and spray utilization showing estate Managers as to how their plantations are covered and will submit a GPS record of the areas which have been sprayed for the records of the respective estates. To ensure quality delivery, Raptor will hire, train, and retain skilled drone pilots and supporting staff. We will provide the staff with above market wages (higher than minimum requirements in Sri Lanka) with socially responsible labor practices. Raptor additionally will manage and pay for the upfront drone acquisition, shipping, and customs costs, including related costs to customize and optimize the drones, consistent with the best practices we have found in our pilots. Raptor will also be responsible in obtaining the necessary government approvals for the operation of drones from the relevant Government Authorities and local Authorities During this engagement, Raptor's management team will be available to Lankem to discuss the project and how best to implement it. Our teams will provide any ideas based on drone analytics on increasing crop production and efficiency.
Free data services (for 3 month period)	As a new customer, Raptor will provide free of charge for the 3 months, an aerial assessment of the plantation using our hi-end sensors and cutting edge data analytics tools. Raptor will work with Lankem during the scale up to jointly agreeing on the optimal time and hectares coverage for these, balancing the needs to ensure continuity of the spraying services. After the initial 3 months, if Lankem decides to use Raptor's aerial assessment services payments will be made as per the ' The Price and Adjustments' hereinafter indicated in this Statement of Work.
Data Ownership	All data and records collected during Raptor's spraying and analytics services, whether in existence at the Execution Date hereof or compiled thereafter in the course of performing the Services,(except documents provided by Lankem or it's tea plantations) shall be the exclusive property of Raptor, and access to such data

	for Lankem shall not grant any express or implied interest in or license to such data.
Total hectares to be covered (at full deployment)	A Maximum of 60,000 hectares per annum / 15,000 hectares per quarter.
Drone coverage within each hectare	For each hectare covered, Raptor will likely only be able to spray 95-99% of each hectare, as there may be variations based on terrain or obstacles (such as low power lines or shade trees), which would prevent the drone from reaching the entire hectare. Raptor will provide Lankem with the each of the areas Raptors drones are unable to cover so Lankem can send manual spraying staff to cover these portions if they choose to do so. Accordingly Raptor will provide the necessary GPS report which will cover the areas where the liquid nutrients have been airily sprayed by Raptor.
Price and Adjustments	Crop spraying services will cover the specified hectares quarterly and such payment per hectare will be invoiced monthly at 11.58 USD. There will be an annual increase of 5 % on the per hectare rate for aerial spraying services catering for inflation etc.
Payment terms	We will provide monthly invoicing and Lankem would send payment net 30 Calendar Days after invoice is submitted. It is understood that the average will be 15 Calendar day payment.
Contract Duration	Three years from contract signing date
Lankem Logistics and Labour Requirements	Lankem must provide and manage its own chemical inventory of all requisite fertilizers and other spraying chemicals so that there are no delays from any chemical shortages. Raptor 300 should also complete the monthly plan unless subject to adverse weather conditions. Raptor will provide adequate fully charged batteries which will last during the entire period of spraying which Lankem must provide adequate administrative staff for each shift per drone to assist with battery change and fertilizer refilling.
Lankem - Infrastructure to be Provided	Lankem will where ever possible ensure sufficient charging stations for each estate including electricity provision to support execution. This should also incorporate protective covers (Tarpaulin) in case of heavy rain for drone storage. Lankem must provide safe storage for drones and equipment and administrative offices for operations and Lankem provide storage facility in factories. Raptor's equipment will be insured for the duration of the agreement by Raptor. must provide suitable and adequate accommodation and meals for 2-3 executives who can cover the entire plantation.

	Lankem to provide suitable and adequate accommodation for training staff for initial 2 month implementation period. The executive teams of both Lankem and Raptor will work together to agree on the requirements of the infrastructure prior to commencement of operations.
Acceptable Flying Conditions	Raptor will operate under most weather conditions other than: active rain, high wind gusting, natural disasters, poor visibility, and night. Each drone pilot at his/her discretion can suspend flight operations due to weather or safety concerns.

AGREED FOR

Lankem Tea & Rubber Plantations (Private) Limited

....

LANKEM TEA & RUBBER PLANTATIONS (PVT) LIMITED

....

LANKEM TEA & RUBBER PLANTATIONS (PVT) LIMITED

WITNESSESS

1 .... A K D P Menzesha (976102746V)

2 .... S. N. Gunerathne (715563622V)

Raptor 300 Inc

....

Natraj Balasubramanian
CHAIRMAN & CEO

1 .... (INDRAJIT SAHA)

2 .... (HAMEDOU TUNKARA)